Exhibit 99.1

VITRAN CORPORATION INC.

AMENDED AND RESTATED STOCK OPTION PLAN

ARTICLE 1 – DEFINITIONS

In addition to the other terms defined herein, when used in this Plan, unless the context otherwise requires:

(a) “Act” means the Securities Act (Ontario) as the same may be amended, re-enacted or replaced from time to time.

(b) “Company” means Vitran Corporation Inc.

(c) “Compensation Committee” means the compensation committee of the Company as same may be constituted from time to time and any committee in succession to the compensation committee.

(d) “Board of Directors” means the board of directors of the Company for the time being and reference without more to action by the Board of Directors shall mean action by the directors as a board of directors.

(e) “Holder” means a person to whom an Option or Options have been or are granted under the Plan.

(f) “Insider” means such persons defined as an insider for purposes of Section 613 of the Toronto Stock Exchange Company Manual, as such provision may be amended from time to time.

(g) “Option” or “Options” means an option or options granted or issued pursuant to the Plan.

(h) “Outstanding Issue” means, at the relevant time, the number of outstanding Shares from time to time.

(i) “Plan” means the Vitran Corporation Inc. – Employee Stock Option Plan adopted by the Board of Directors at its meeting held on March 14, 1995, as from time to time amended, restated or supplemented as herein provided.

(j) “Share Compensation Arrangements” means any Option under the Plan but also include any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to a Service Provider.

(k) “Shares” means common shares of the Company as presently constituted.

(l) “Service Provider” means a person eligible to receive Options under Section 2.3 hereof.

(m) “Subsidiary” means any entity more than 50% of whose securities having general voting power is owned by the Company or by a Subsidiary of the Company.

ARTICLE 2 – OPTIONS

Section 2.1 Shares Available

The Board of Directors may at any time and from time to time, in accordance with the Plan, grant Options on such number of treasury Shares, which is not in excess of 2,550,000 Shares (subject to adjustment pursuant to Article 4 hereof) or such greater number as will have been duly approved by the Board of Directors and, if required, approved or ratified by the shareholders of the Company.

Section 2.2 Time of Issuance of Options

The Board of Directors, on the recommendation of the Compensation Committee, may from time to time grant Options pursuant to the Plan. Subject to the provisions of Section 2.4 hereof, nothing herein will be construed to prohibit the granting of Options at different times to the same person. All Options previously issued by the Company to its Service Providers that are outstanding as at the date of the amendment and restatement of this Plan will be deemed to be issued under this Plan and governed by the terms and conditions hereof.

Section 2.3 Persons Eligible

Persons eligible to receive Options will be such bona fide officers, directors and employees of the Company or its Subsidiaries or other persons or entities engaged to provide ongoing management or consulting services to the Company or its Subsidiaries, as demonstrate the potential of becoming key personnel of, or performing valuable services for the Company and its Subsidiaries, or as inducement of employment, as the Board of Directors, on the recommendation of the Compensation Committee, may determine. Notwithstanding anything to the contrary contained in the Plan, no Options may be granted to Insiders if such Options, together with any other outstanding Share Compensation Arrangements, could result in:

(a)	the number of Shares issuable to Insiders at any time pursuant to Share Compensation Arrangements exceeding 10% of the Outstanding Issue; or

(b)	the issuance to Insiders pursuant to Share Compensation Arrangements, within any one-year period, of a number of Shares exceeding 10% of the Outstanding Issue.

Section 2.4 Number of Shares to be Optioned

The number of Shares to be optioned to any person will be determined by the Board of Directors, on the recommendation of the Compensation Committee.

Section 2.5 Form of Options

A certificate of option (“Option Certificate”), in the form or substantially in the form set out in the schedule hereto, signed by the President or any Vice-President, or the Secretary of the Company or any other officer of the Company appointed by the Board of Directors, will be issued to each person to whom an Option is granted.

Section 2.6 Assignability of Options

Options and all rights thereunder will be non-assignable and non-transferable by the Holder, provided however that the representatives of a deceased Holder may exercise the rights enjoyed under any such Option at the time of the death of such Holder subject, however, to the terms, conditions and limitations herein provided.

Section 2.7 Option Price and Term

The price at which Shares may be purchased under any Option granted pursuant to the Plan (the “Option Price”) will be the closing price of the Shares on the Toronto Stock Exchange on the last trading day prior to the grant of such Option, and if there is no such closing price, the price at which Shares may be purchased under any Option granted pursuant to the Plan will be the simple average of the closing bid and ask prices of the Shares on the Toronto Stock Exchange on the last trading day prior to the grant of such Option. The term during which Shares may be purchased under any Option granted pursuant to the Plan will be determined by the Board of Directors but will not exceed 10 years (the “Normal Expiry Date”).

Section 2.8 Vesting of Options

Vesting of Options and the waiver in whole or in part and at any time and from time to time of the vesting requirements contained in any existing Option Certificate is at the discretion of the Board of Directors, and may generally be subject to:

(a)	the Service Provider remaining employed by or continuing to provide services to the Company or any of its Subsidiaries as well as, at the discretion of the Board of Directors, achieving certain milestones which may be defined by the Board of Directors from time to time or receiving a satisfactory performance review by the Company or any of its Subsidiaries during the vesting period;

(b)	remaining as a director of the Company or a director of any of its Subsidiaries during the vesting period;

(c)	the terms and conditions of any employment agreement approved by the Board of Directors; or

(d)	the provisions of Section 5.2, Section 5.3 and Section 5.4.

Section 2.9 Tax Code Compliance

It is intended that Options granted under the Plan will not constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In granting an Option, the Board of Directors will use its reasonable commercial efforts to exercise its authority under the Plan with respect to the terms of such Option in a manner that the Board of Directors determines in good faith will not cause the Option to be subject to Section 409A of the Code and, should the Option be subject to Section 409A of the Code, to comply with Section 409A of the Code and thereby avoid the imposition of penalty taxes and interest upon the Holder. For U.S. tax purposes, the Plan is not considered an Incentive Stock Option plan as defined under the Code.

ARTICLE 3 – EXERCISE OF OPTIONS

Section 3.1 When Exercised

The Board of Directors, on recommendation of the Compensation Committee, will fix the term of any Option and the rights of exercise with respect thereto.

Section 3.2 How Exercisable

Options will be exercised by delivery of a duly signed notice in writing to such effect, together with the Option Certificate and the full price of the Shares purchased pursuant to the exercise of the Option, to the President or any Vice-President, or the Secretary of the Company or any other officer of the Company appointed by the Board of Directors for the purposes of receiving the same.

Section 3.3 Issuance of Shares

Within a reasonable time after exercise of an Option and payment of the price for the Shares purchased pursuant to such exercise, the Company will cause to be delivered to the person exercising the Option a certificate for the Shares purchased pursuant to the exercise of the Option and an Option Certificate for a number of Shares equivalent to the difference between the number of Shares of the Option Certificate surrendered at the time of the exercise of the Option and the number of Shares with respect to which the Option was so exercised, or the Company may, at its election and in lieu of issuing a new Option Certificate, endorse on the original Option Certificate a memorandum of the number of Shares in respect of which the Option has been exercised.

Section 3.4 Termination of Options

Subject to Section 3.1 hereof, any Option not exercised within the period fixed for its exercise will terminate and become void and of no effect.

Section 3.5 Lapsed Options

In the event that Options granted under the Plan are surrendered, terminate or expire without being exercised in full, the unpurchased Shares subject thereto may again be used and available for reservation for the purposes of the Plan.

Section 3.6 Holder Ceasing to be Service Provider

Unless otherwise determined by the Board of Directors or the Compensation Committee, or otherwise provided in an employment agreement approved by the Board of Directors, no Option may be exercised after the Holder has ceased to be employed by or hold office with the Company or any of its Subsidiaries or has been advised that his or her services are no longer required or that his or her service contract has expired, except as follows:

(a)	in the case of the death of a Holder, any vested Option held by such Holder at the date of his or her death will be exercisable by such Holder’s lawful personal representatives, heirs or executors until the earlier of (i) the date that is six months following the date of death of such Holder or such later date as determined by the Board of Directors and (ii) the Normal Expiry Date of such Option, and all unvested Options will immediately terminate without right to exercise such unvested Option unless otherwise provided for or contemplated under Section 2.8;

(b)	in the case of disability of a Holder to an extent and in a manner as will be determined in each case by the Compensation Committee, any vested Option held by such Holder at the date of his or her disability will be exercisable by such Holder until the earlier of (i) the date that is six months following the date of disability of such Holder or such later date as determined by the Board of Directors and (ii) the Normal Expiry Date of such Option, and all unvested Options will immediately terminate without right to exercise such unvested Option unless otherwise provided for or contemplated under Section 2.8;

(c)	in the case of the retirement of a Holder, any vested Option held by such Holder at the date of his or her retirement will be exercisable by such Holder until the earlier of (i) the date that is six months following the date of retirement of such Holder or such later date as determined by the Board of Directors and (ii) the Normal Expiry Date of such Option, and all unvested Options will immediately terminate without right to exercise such unvested Option unless otherwise provided for or contemplated under Section 2.8;

(d)	in the case of the resignation of a Holder from the employment of or service to the Company or any of its Subsidiaries in any circumstance other than those described in subsection 3.6(c), any vested Option held by such Holder immediately prior to his or her resignation will be exercisable by such Holder until the earlier of (i) the date that is seven business days following the date on which the Holder ceases to be a Service Provider or such later date as determined by the Board of Directors and (ii) the Normal Expiry Date of such Option, and all unvested Options will immediately terminate without right to exercise such unvested Option unless otherwise provided for or contemplated under Section 2.8; and

(e)	in the case of the termination of a Holder from the employment of or service to the Company or any of its Subsidiaries with or without cause, any vested Options held by such Holder immediately prior to his or her termination of employment or service will be exercisable by such Holder until the earlier of (i) the date that is seven business days following the date on which the Holder ceases to be a Service Provider or such later date as determined by the Board of Directors and (ii) the Normal Expiry Date of such Option, and all unvested Options will immediately terminate without right to exercise such unvested Option unless otherwise provided for or contemplated under Section 2.8.

Notwithstanding any of the foregoing, no Option may be exercised after the Normal Expiry Date of such Option. For greater certainty, for the purposes of subsections 3.6(d) and 3.6(e), the date on which a Holder ceases to be a Service Provider will be the Holder’s last day of active employment or service, as the case may be, and will not include any period of statutory, reasonable or contractual notice or any period of deemed employment or salary continuation.

Section 3.7 Expiry During Blackout Periods

Notwithstanding the provisions of Section 2.7 and Section 3.6 hereof, no Option will terminate and cease to be exercisable, whether as a result of the occurrence of the Normal Expiry Date or as a result of the cessation of employment or service of a Holder with the Company or a Subsidiary, prior to the tenth business day following notice of the cessation of any restricted trading period imposed by the Company by which officers and employees of the Company are prohibited from trading in securities of the Company (a “Trading Blackout”) then in effect and if a Trading Blackout is not then in effect, prior to the tenth business day following notice of the cessation of the most recent Trading Blackout.

ARTICLE 4 – ADJUSTMENTS

Section 4.1 Adjustment of Optioned Shares

If prior to the complete exercise of any Option there will be declared and paid a stock dividend upon the Shares or if such Shares will be consolidated or subdivided or converted, exchanged or reclassified, or in any way substituted for, then the Option, to the extent that it has not been exercised, will entitle the Holder upon the future exercise of the Option to such number and kind of securities or other property, subject to the terms of the Option, to which the Holder would have been entitled had the Holder actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, consolidation, conversion, subdivision, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option will be the same as if originally optioned Shares were being purchased hereunder. If any such event should occur, the number of Shares with respect to which Options remain to be issued or with respect to which Options may be reissued, will be similarly adjusted.

Section 4.2 Amalgamation or Merger

If the Company amalgamates, consolidates or combines with or merges with or into another body corporate, whether by way of amalgamation, arrangement, consolidation, combination, merger or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option will be converted into the securities, property or cash which the Holder would have received upon such amalgamation, arrangement, consolidation, combination or merger if the Holder had exercised his or her Option immediately prior to the effective date of such amalgamation, arrangement, consolidation, combination or merger and the Option Price will be adjusted as may be deemed necessary or equitable by the Board of Directors and such adjustment will be binding for all purposes of the Plan.

Section 4.3 Redesignation of Shares

In the event of a change in the Company’s currently authorized Shares, which is limited to a change in the designation thereof, the shares resulting from any such change will be deemed to be Shares within the meaning of the Plan.

Section 4.4 Other Adjustments

In the event of any other change affecting the Shares, such adjustment, if any, will be made as may be deemed necessary or equitable by the Board of Directors to properly reflect such event and such adjustment will be binding for all purposes of the Plan.

ARTICLE 5 – CHANGE IN CONTROL

Section 5.1 Change in Control

For the purpose of this Article 5, a “Change in Control” of the Company will be deemed to have occurred each time that:

(a)	any person, or group of persons acting jointly or in concert (as defined in the Act), whether directly or indirectly, acquires ownership of or control or direction over voting securities of the Company which, together with all other voting securities of the Company held by such person or persons, carry more than fifty percent (50%) of the votes attached to all voting securities of the Company;

(b)	an amalgamation, arrangement or other form of business combination of the Company with another corporation or corporations is completed with the result that any person or group of persons acting jointly or in concert (as defined in the Act) owns or exercises control or direction over voting securities of the resulting entity carrying more than fifty percent (50%) of the votes attached to all voting securities of the resulting entity;

(c)	the Company sells or otherwise disposes of all or substantially all of its assets; or

(d)	the Board of Directors of the Company, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by directors, determines that for purposes of the Plan, a Change in Control of the Company has occurred.

Section 5.2 Take-over Bid

If, at any time when Options granted under the Plan remain unexercised, a take-over bid made by means of a formal take-over bid circular is made for such number of Shares that if accepted by sufficient offerees and completed by the offeror (as defined in the Act) would result in a Change in Control, then the Board of Directors will use its reasonable commercial efforts to bring such offer to the attention of the Holders as soon as practicable and the Board of Directors may, in a fair and equitable manner, at its discretion, require the acceleration of the time for the exercise of the Options outstanding under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements). All determinations of the Board of Directors under this Section 5.2 will be binding for all purposes of the Plan.

Section 5.3 Business Combination

Notwithstanding any other provision in the Plan, if because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of Shares in the Company with securities of another corporation is imminent (“Business Combination”), the Board of Directors may, in a fair and equitable manner, determine the manner in which all outstanding and unexercised Options under the Plan will be treated including, for example but without limitation, requiring the acceleration of the time for the exercise of such Options by the Holders and of the time for the fulfillment of any conditions or restrictions on such exercise (including without limitation, vesting requirements). All determinations of the Board of Directors under this Section 5.3 will be binding for all purposes of the Plan.

Section 5.4 Conditional Vesting and Exercise

In order to permit Holders to participate in a proposed take-over bid made by means of a formal take-over bid circular or a proposed Business Combination that could result in a Change in Control, the Board of Directors may make appropriate provisions for the exercise of Options (whether vested or not) conditional upon the Shares issued on exercise of such Options being taken up and paid for under the take-over bid or the completion of the Business Combination, as applicable.

ARTICLE 6 – FRACTIONAL SHARES

No fractional Shares will be issued upon the exercise of an Option nor will any scrip certificates in lieu thereof be issuable at any time. Accordingly, if as a result of any adjustment pursuant to Article 4 a Holder would become entitled to a fractional Share, he or she will have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

ARTICLE 7 – LIMITATIONS

The Company’s obligations to issue Shares in accordance with the terms of the Plan is subject to compliance with the laws, rules and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any stock exchange on which the Shares may be listed. The Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and such undertakings as may be required to permit compliance with such laws, rules and regulations.

ARTICLE 8 – AMENDMENT AND INTERPRETATION

Section 8.1 Amendment and Discontinuance

(a)	The Board of Directors may:

i.	discontinue the Plan at any time except that such discontinuance may not alter or impair any Option previously granted to a Holder under the Plan; and

ii.	subject to any necessary approval of the Toronto Stock Exchange or any other stock exchange on which the Shares may then be listed and subject to subsection 8.1(b) hereof, from time to time amend the Plan in its absolute discretion without the approval of the Company’s shareholders.

(b)	The Company’s shareholders will approve any amendment to the Plan or any Option which:

i.	reduces the exercise price of an Option;

ii.	extends the period available to exercise an Option beyond the Normal Expiry Date, other than as provided in Section 3.7 hereof;

iii.	increases the levels of Insider participation under the Plan as set forth in Section 2.3 hereof;

iv.	increases the number of Shares reserved for issuance under the Plan (other than pursuant to the provisions of Article 4 hereof);

v.	amends Section 2.6 hereof; or

vi.	amends subsection 8.1(b) hereof.

(c)	Subject to subsection 8.1(b) hereof, the Board of Directors may from time to time amend the terms and conditions of any Option (and the terms of the Plan solely in respect thereof) which has been theretofore granted, provided that no amendment which could adversely affect a Holder will be made without the consent of the affected Holder.

ARTICLE 9 – WITHHOLDING OBLIGATIONS

Notwithstanding anything to the contrary in the Plan, to the extent that the exercise of an Option gives rise to any tax or other statutory withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board of Directors may implement appropriate procedures to ensure that such withholding obligations are met. These procedures may include, without limitation, increased withholding from a Holder’s regular compensation, cash payments by a Holder, or the sale of a portion of the Shares acquired pursuant to the exercise of an Option, which sale may be required and initiated by the Board of Directors. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Holders except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

Adopted effective March 18, 2013.

VITRAN CORPORATION INC.

By:	“Richard E. Gaetz”

	Name:	Richard E. Gaetz
	Title:	Chief Executive Officer

By:	“Fayaz D. Suleman”

	Name:	Fayaz D. Suleman
	Title:	Chief Financial Officer and Secretary